AMENDMENT NO. 3
                                     TO THE
                            COVENANT TRANSPORT, INC.
                              INCENTIVE STOCK PLAN


         This Amendment No. 3 to the Covenant Transport, Inc. Incentive Stock Plan (the "Amendment"), pursuant to Section 6.4 of the Plan, is made as of July 27, 2000. All terms in this Amendment shall have the meaning ascribed in the Plan, unless otherwise defined herein.

         Background. On August 4, 1994, all voting stockholders and all directors of Covenant Transport, Inc., a Nevada corporation (the "Company"), adopted an Incentive Stock Plan (the "Plan"). On August 15, 1996, the Company adopted Amendment No. 1 to the Plan. On May 20, 1999, the Company adopted Amendment No. 2 to the Plan. The following Amendment was adopted and approved by the Board of Directors on July 27, 2000.

         In accordance with the foregoing, the Plan is hereby amended as set forth below:

         Subparagraphs 2.3.a and 2.3.b. and the last sentence of Paragraph 2.3 are deleted in their entirety and replaced with the following:

            "Fair Market Value" means the closing price of the Common Stock on the date an Option is awarded, as such price is reported by The Nasdaq Stock Market, other over-the-counter market, or stock exchange, as applicable. If no reported quotation or sale of Common Stock takes place on the date in question, the last reported closing price of the Common Stock shall be determinative.

         This Amendment was duly adopted and approved by a vote of the Board of Directors of the Company on July 27, 2000.

                                            /s/ Mary B. Roseman
                                            --------------------------
                                            Mary B. Roseman, Assistant Secretary